Exhibit 19

Wyndham Hotels & Resorts
Insider Trading Policy (Global)

Effective Date: June 2018
Users are responsible for consulting the most recent version of this Policy.
1.PURPOSE
The Company recognizes and supports the need to comply with Applicable Law, including applicable securities laws that apply to Company Securities, to promote business objectives, to protect the Company from legal liability and to protect its reputation. The Company has adopted this Insider Trading Policy (the “Policy”) which governs trading in Company Securities while in possession of Material Non-Public Information and disclosure and other uses of Material Non-Public Information.
The Company is subject to Applicable Law governing trading in Company Securities. The Company has adopted this Policy to comply with and to assist Users in complying with this Policy and Applicable Law.
2.SCOPE
This Policy applies to all Company employees, including permanent, temporary or contract employees, officers, and Directors, as well as investment partnerships and other entities such as trusts and corporations over which such employees, Directors or officers have or share voting or investment control (“Users”). This Policy also applies to the Family Members of such employees, Directors or officers. Users are responsible for the transactions of Family Members and therefore should make them aware of the need to confer with the User before they trade in Company Securities, and the User should treat all such transactions by Family Members for purposes of this Policy and Applicable Law as if the transactions were for the User’s own account. This Policy does not, however, apply to personal Securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the User or the User’s Family Members.
3.INSIDER TRADING POLICIES
3.1Prohibited Trading in Company Securities. The following restrictions apply to all trading in Company Securities, except those conducted pursuant to a Rule 10b5-1 Plan that complies with Section 3.6 below.
A.Users are prohibited from trading in Company Securities while in possession of Material Non-Public Information.
B.Section 16 Persons and Access Persons are prohibited from trading in Company Securities outside of an Open Window Period in accordance with Section 3.4 below.
C.Section 16 Persons and Access Persons are prohibited from trading in Company Securities unless the trade has been approved in accordance with Section 3.5 below.
3.2No Tipping. Users are prohibited from disclosing or tipping Material Non-Public Information to others or recommending the purchase or sale of Company Securities based on Material Non-Public Information or assisting someone who is engaged in any such activities.
3.3Other Public Companies. Users are prohibited from trading in the Securities of any other public company while possessing material non-public information concerning that company obtained in the course of service as a User.
3.4Trading Windows and Black-Out Periods. The following restrictions apply to all trading in Company Securities, except those conducted pursuant to a Rule 10b5-1 Plan that complies with Section 3.6 below.
A.After obtaining trading approval in accordance with Section 3.5 below, Section 16 Persons and Access Persons may trade in Company securities only during an Open Window Period (i.e., when no Earnings Black-Out Period or Non-Ordinary Black-Out Period is in effect).
B.The Company’s General Counsel or the General Counsel’s designee may at any time establish a Non-Ordinary Black-Out Period, and such Non-Ordinary Black-Out Period may be publicized and applicable broadly throughout the Company or only to certain Users. Users are prohibited from disclosing to any person that a Non-Ordinary Black-Out Period has been established.

C.Even during an Open Window Period, a User possessing Material Non-Public Information is prohibited from trading in Company Securities. Users possessing Material Non-Public Information may trade during an Open Window Period only when such Material Non-Public Information has been publicly released by the Company and the investing public has had time to absorb the information fully, which is deemed to have occurred when the market opens on the Trading Day that follows the first full Trading Day after the Company’s widespread public release of the Material Non-Public Information (e.g., if the Material Non-Public Information is released prior to market open on a Tuesday, then Users may trade during an Open Window Period upon the commencement of trading on Wednesday, assuming that both Tuesday and Wednesday are Trading Days; if the Material Non-Public Information is released during or after hours on a Tuesday, then Users may trade during an Open Window Period upon the commencement of trading on Thursday, assuming that both Wednesday and Thursday are Trading Days).
D.Each User is individually responsible at all times for compliance with this Policy. Trading in Company Securities during an Open Window Period should not be considered a safe harbor and all Users should use good judgment at all times in connection with any transaction in Company Securities.
3.5Approval of Trades
A.Other than pursuant to a Rule 10b5-1 Plan that complies with Section 3.6, Section 16 Persons and Access Persons are prohibited from trading in Company Securities until (i) such Section 16 Person or Access Person has submitted a completed Application and Approval Form for Trading by Section 16 Persons and Access Persons in the form attached as Exhibit A hereto (the “Trading Pre-Clearance Form”) and (ii) the Trading Pre-Clearance Form is approved in writing by the Senior Vice President, Corporate & Securities or the General Counsel. For purposes of this Section 3.5, submission, notification or certification in writing shall include such submission, notification or certification via email. Such approval shall be valid until the earlier of (i) the end of the fifth Trading Day following the approval date of the Trading Pre-Clearance Form or (ii) the commencement of an Earnings Black-out Period or Non-Ordinary Black-out Period that is applicable to the requesting Section 16 Person or Access Person, provided that, in each case, the requesting Section 16 Person or Access Person does not otherwise come into possession of Material Non-Public Information within such time period. Upon the expiration of such approval period, the Section 16 Person or Access Person may not engage in the previously-approved trades without first reobtaining pre-clearance from the Senior Vice President, Corporate & Securities or the General Counsel.
B.Approval by the Senior Vice President, Corporate & Securities or the General Counsel of any proposed trade(s) shall under no circumstances constitute legal advice or confirmation that the Section 16 Person or Access Person proposing to trade does not possess Material Non-Public Information or absolve any person of trading on the basis of Material Non-Public Information in violation of Applicable Law.
C.The existence of the foregoing approval procedures does not in any way obligate the Senior Vice President, Corporate & Securities to approve any trades requested by Section 16 Persons or Access Persons. The Senior Vice President, Corporate & Securities may reject any trading requests in consultation with the Company’s General Counsel.
D.The Senior Vice President, Corporate & Securities may not trade in Company Securities unless the trade has been approved by the Company’s General Counsel in accordance with this Section 3.5 and the Company’s General Counsel may not trade in Company Securities unless the trade has been approved by the Senior Vice President, Corporate & Securities in accordance with this Section 3.5.
3.6Rule 10b5-1 Plans

A.Compliance with the foregoing restrictions on trading in Company Securities may be satisfied by entering into a Rule 10b5-1 Plan meeting the requirements of Exchange Act Rule 10b5-1 and this Section 3.6.

B.Any User who wishes to enter into, amend, modify or terminate a Rule 10b5-1 Plan must adhere to the following:

(i)Section 16 Persons and Access Persons must submit a completed Application and Approval Form for Rule 10b5-1 Plans by Section 16 Persons and Access Persons in the form attached as Exhibit B hereto (the “Rule 10b5-1 Pre-Clearance Form”), together with a copy of the Rule 10b5-1 Plan, and the Senior Vice President, Corporate & Securities or the General Counsel must have approved the

Rule 10b5-1 Pre-Clearance Form in writing. For the purposes of this Section 3.6, submission, notification or certification in writing shall include such submission, notification or certification via email.
(ii)The Rule 10b5-1 Plan and any amendments, modifications or terminations of such plan must be in writing and filed with the Senior Vice President, Corporate & Securities.
(iii)Users may enter into, amend or modify a Rule 10b5-1 Plan only when such User is unaware of any Material Non-Public Information. Section 16 Persons and Access Persons may enter into, amend or modify a Rule 10b5-1 Plan only during an Open Window Period and when such Section 16 Person or Access Person is unaware of any Material Non-Public Information.
(iv)The Rule 10b5-1 Plan must comply with all applicable requirements of Rule 10b5-1, including but not limited to:
(1)The Rule 10b5-1 Plan must either expressly specify the amount, price and date of the transactions to be undertaken or provide a written formula or algorithm for determining such amounts, prices and dates of sale.
(2)For all Section 16 Persons, trades under a Rule 10b5-1 Plan may only occur following the expiration of a cooling-off period that extends until the later of:
a.90 calendar days following the adoption, amendment or modification of the Rule 10b5-1 Plan; or
b.2 business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted, amended or modified (subject to a maximum of 120 days following the adoption, amendment or modification of such Rule 10b5-1 Plan).
For all Users other than Section 16 Persons, trades under a Rule 10b5-1 Plan may only occur following the expiration of a cooling-off period that extends for 30 calendar days following the adoption, amendment or modification of such Rule 10b5-1 Plan.
Under Rule 10b5-1, any amendment or modification of a Rule 10b5-1 Plan that changes the amount, price or timing of the purchase or sale of Company Securities under an existing Rule 10b5-1 Plan (or to any formula for determining any of these parameters) constitutes both the termination of that existing Rule 10b5-1 Plan and the adoption of a new Rule 10b5-1 Plan and therefore, trades contemplated by such amendment or modification are subject to the applicable cooling-off period specified above.
(3)A Rule 10b5-1 Plan must be entered into in good faith and operated in good faith throughout the duration of the plan. For Section 16 Persons, the Rule 10b5-1 Plan must include the “good faith” certification required by Rule 10b5-1.
(4)A User who has a Rule 10b5-1 Plan in effect is not permitted to enter into a new Rule 10b5-1 Plan while the original Rule 10b5-1 Plan is in effect (i.e. a User cannot have overlapping Rule 10b5-1 Plans), subject only to limited exceptions permitted under Rule 10b5-1.
(5)A User is not permitted to adopt more than one “single-trade” Rule 10b5-1 Plan (i.e., a Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to such plan as a single transaction) in any 12-month period, subject only to limited exceptions permitted under Rule 10b5-1.
(v)Following the Rule 10b5-1 Plan’s adoption, a User is not permitted to exercise any subsequent influence over how, when and whether to effect purchases or sales of Company Securities under the Rule 10b5-1 Plan.
(vi)The Company must be expressly authorized in each Rule 10b5-1 Plan to require the User to instruct the broker to cease all sales under the Rule 10b5-1 Plan if the Senior Vice President, Corporate & Securities, in consultation with the Company’s General Counsel, determines that sales under such Rule 10b5-1 Plan should be suspended.

(vii)A User may only enter into a Rule 10b5-1 Plan through Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any successor thereto, acting as the securities broker unless an exception is previously approved in writing by the Senior Vice President, Corporate & Securities.
(viii)Each Section 16 Person is required to promptly notify the Senior Vice President, Corporate & Securities, in writing, of the adoption, amendment or modification or termination of any Rule 10b5-1 Plan or any Non-Rule 10b5-1 Plan by the Section 16 Person.
The purpose of this notification requirement for Section 16 Persons is to facilitate the Company’s compliance with its quarterly disclosure requirements in Forms 10-Q and 10-K. These notification requirements are part of the Company’s disclosure controls.
C.The Senior Vice President, Corporate & Securities may not enter into, amend, modify or terminate a Rule 10b5-1 Plan unless such entrance, amendment, modification or termination has been approved by the Company’s General Counsel in accordance with this Section 3.6. The Company’s General Counsel may not enter into, amend, modify or terminate a Rule 10b5-1 Plan unless such entrance, amendment, modification or termination has been approved by the Senior Vice President, Corporate & Securities in accordance with this Section 3.6.
3.7Exercises of Equity Awards and Employee Benefit Plans
A.The restrictions and requirements set forth in Sections 3.1, 3.4 and 3.5 above apply to the sale of Company Securities associated with the exercise of stock options or stock-settled stock appreciation rights granted by the Company.
B.The restrictions and requirements set forth in Sections 3.1, 3.4 and 3.5 above apply to the making or changing of elections regarding contribution or withholding levels, investment directions, fund transfers and plan loans under the Company’s employee benefit plans to the extent that any such action relates to Company Securities. Additionally, while in possession of material non-public information regarding any other public company, Users are prohibited from taking any of the foregoing actions under the Company’s employee benefit plans to the extent that such action relates to Securities of such other public company.
C.The restrictions and requirements set forth in Sections 3.1, 3.4 and 3.5 above do not apply to periodic wage withholding contributions by the Company or employees under any Company employee stock purchase or defined contribution plan which are used to purchase Company Securities pursuant to advance instructions. Any sale of Company Securities acquired under any such plan is subject to the restrictions and requirements set forth in Sections 3.1, 3.4 and 3.5 above.
3.8Gifts and Other Transfers without Consideration
The restrictions and requirements set forth in Sections 3.1, 3.4 and 3.5 above apply to the making of a bona fide gift or other transfer of Company Securities to a third party for no consideration.
3.9Pledging Transactions and Short Selling Transactions
Section 16 Persons and Access Persons are (i) prohibited from making pledges of Company Securities as collateral for a loan or otherwise holding Company Securities in a margin account and (ii) prohibited from making short sales of Company Securities (i.e. the sale of a Security that the seller does not own).
3.10Hedging Transactions
Section 16 Persons and Access Persons are prohibited from directly or indirectly purchasing financial instruments or otherwise engaging in derivative transactions that are designed to hedge, offset, eliminate or reduce the risk of any decrease in the market value of or price fluctuations in any Company Securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds) and are prohibited from directly or indirectly entering into any other transactions relating to Company Securities with economic consequences comparable to the foregoing transactions.
3.11Certain Account Transfers
Where a User transfers Company Securities from an account of which such User is the sole account holder to another account of which such User is the sole account holder, this transaction is not subject to the requirements and restrictions of this Policy. For example, if a User is the sole account holder of a Morgan Stanley account holding Company Securities and transfers those securities to an account at Bank of America, of which User is the sole account holder, then this transfer may happen without regard to whether the User possesses Material Non-Public Information or whether a Black-Out Period is in effect, and the User is not required to pre-clear the transfer.
3.12Priority of Statutory or Regulatory Trading and Disclosure Restrictions
The trading and disclosure prohibitions and requirements set forth in this Policy will be superseded by any greater prohibitions or requirements prescribed by Applicable Law. Any User who is uncertain whether other prohibitions or requirements apply should consult the Senior Vice President, Corporate & Securities.
4.ROLES AND DUTIES
4.1Additional Duties of the Senior Vice President, Corporate & Securities. In addition to the trading approval duties described in Section 3.5 above, the duties of the Senior Vice President, Corporate & Securities will include the following:
A.Administering and interpreting this Policy.
B.Responding to all inquiries relating to this Policy and its procedures.
C.Managing the preparation and filing of all required SEC reports relating to trading in Company Securities.
D.Revising this Policy as necessary to reflect changes in Applicable Law.
E.Maintaining records required by this Policy and copies of all required SEC reports relating to ownership of Company Securities and insider trading.
F.Maintaining the lists of Section 16 Persons and Access Persons attached to this Policy.
G.Approving the adoption or termination of Rule 10b5-1 Plans or any amendments or modifications to such plans in compliance with Rule 10b5-1.
H.In the event that the Senior Vice President, Corporate & Securities is unable or unavailable to perform his or her duties under this Policy, such duties may be performed by the General Counsel or such other persons designated by the General Counsel or the Senior Vice President, Corporate & Securities.
5.RESPONSIBILITIES AND VIOLATIONS
It is the responsibility of all Users to understand and comply with this Policy. Upon discovery of a violation or perceived violation of this Policy, the User must immediately report such discovery to the Chief Compliance Officer or through the Integrity line.
Any violation of this Policy may result in disciplinary action, up to and including termination of the User’s employment or other service relationship with the Company. This Policy is not, and is not to be construed as, a contract of employment between the Company and any employee or third party. Any employee or third party who is requested to undertake any activity which he or she believes is in violation of this Policy should report his or her concerns as soon as possible to his or her manager, any other manager, the Human Resources department and/or the Integrity line.
6.POST-TERMINATION TRANSACTIONS
The Policy continues to apply to transactions in Company Securities following a User’s termination of employment or other services to the Company as follows: if a User is aware of Material Non-Public Information when such User’s employment or service relationship terminates, then the User may not trade in Company Securities for as long as such information remains Material Non-Public Information. Further, if the User’s termination of employment or other services to the Company occurs during an Open Window Period, the restrictions and requirements set forth in Sections 3.4 and 3.5 above will cease to apply to transactions in Company Securities at the time of termination. However, if the User’s termination of employment or other services to the Company occurs during a Black-Out Period, then the trading restrictions and requirements contained in Sections 3.4 and 3.5 above will continue to apply to transactions in Company Securities during and until the expiration of such Black-Out Period.
7.REVIEW, MODIFICATIONS AND WAIVERS.
The Policy Committee reserves the right to amend or modify this Policy at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by the Senior Vice President, Corporate & Securities or the General Counsel.

8.DEFINITIONS
8.1“Access Persons” means each of the Users who has regular access to Material Non-Public Information in the normal course of their duties for the Company, as identified by the Senior Vice President, Corporate & Securities, in consultation with the General Counsel and the Chief Accounting Officer. A list of Access Persons shall be maintained by the Senior Vice President, Corporate & Securities or such other persons designed by the Senior Vice President, Corporate & Securities.
8.2“Applicable Law” means any applicable federal, state or local regulation, statute or rule.
8.3“Black-Out Period” means an Earnings Black-Out Period or a Non-Ordinary Black-Out Period.
8.4“Company” means Wyndham Hotels & Resorts, Inc., and its subsidiaries.
8.5“Company Securities” means any Security issued by or related to the Company.
8.6“Earnings Black-Out Period” means the period during which trading in Company Securities is prohibited which period begins at the close of trading on the 14th Trading Day preceding the end of the quarterly period (e.g., if March 31st falls on a Friday, then Thursday, March 30th, assuming it is a Trading Day, is day #1 for purposes of counting the 14 Trading Day period; if March 31st falls on a Saturday or Sunday, then the preceding Friday, assuming it is a Trading Day, is day #1 for purposes of counting the 14 Trading Day period) and ends when the market opens on the Trading Day that follows the first full Trading Day after the Company’s widespread public release of quarterly or year-end results of operations (e.g., if the earnings release is issued after market close on a Tuesday afternoon and the earnings call is held pre-market on Wednesday, then the window will open when the market opens for trading on Thursday, assuming that both Wednesday and Thursday are Trading Days).
8.7“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
8.8“Family Members” means family members who reside with the User (including a spouse, a child, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the User’s household, a child away at college and any family members who do not live in the User’s household but whose transactions in Company Securities are directed by the User or are subject to the User’s influence or control, such as parents or children who consult with the User before they trade in Company Securities.
8.9“Material Non-Public Information” means information about the Company that would be expected to affect the investment or voting decisions of a reasonable investor, if disclosed would be expected to alter significantly the total mix of the information in the marketplace about the Company or could reasonably be expected to affect the market price of Company Securities and such information has not been widely disseminated to the public in a manner specified below.
While it is not possible to identify all information that would be deemed Material Non-Public Information, the following categories of information about the Company should be considered Material Non-Public Information until publicly released by the Company and until the investing public has had time to absorb the information fully as specified below:
▪Significant changes in financial or operational performance or liquidity.
▪Earnings and revenue information or guidance, including drivers covered in earnings releases or other significant future financial expectations.
▪Trends or interim results for the Company.
▪Information on potential change of control transactions or significant acquisitions or dispositions.
▪Company stock splits, Company Securities offerings or changes in dividend policy or amounts or debt defaults.
▪Significant actual or threatened disputes, litigation or government investigations.
▪Changes in relationships with major customers or obtaining or losing important contracts.
▪Pending significant restructuring.
▪Issues with accounting or changes in accountants or unexpected accounting charges.
▪Significant changes in senior management.
A determination as to materiality of information involves not only a quantitative assessment but also a qualitative assessment. Both positive and negative information may be material. For the purposes of this Policy, information will be considered widely disseminated to the public and the investing public will have been deemed to have had time to absorb such information fully when the market opens on the Trading Day that follows the first full Trading

Day after the Company’s widespread public release of the information by means of an SEC filing, press release issued through a major newswire or financial news service or properly noticed and publicly webcast conference call (e.g., upon the commencement of trading on Wednesday if the Material Non-Public Information is released prior to market open on Tuesday and both Tuesday and Wednesday are Trading Days; or upon the commencement of trading on Thursday if the Material Non-Public Information is released during or after hours on a Tuesday and both Wednesday and Thursday are Trading Days). Any User who is unsure whether he or she possesses Material Non-Public Information should consult the Senior Vice President, Corporate & Securities for guidance before trading in Company Securities.
8.10“Non-Ordinary Black-Out Period” means any period during which trading in Company Securities is prohibited which period is designated by the Company’s General Counsel or the General Counsel’s designee due to events or developments occurring outside of Earnings Black-Out Periods that may cause Users to be in possession of Material Non-Public Information.
8.11A person has entered into a “Non-Rule 10b5-1 Plan” where (1) the person asserts that, at a time when they were not aware of Material Non-Public Information about the Company, they adopted a written arrangement for trading Company Securities and (2) the written trading arrangement (i) specifies the amount of Company Securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (ii) includes a written formula or algorithm, or computer program, for determining the amount of Company Securities to be purchased or sold and the price at which and the date on which such securities are to be purchased or sold; or (iii) does not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the plan, exercises such influence must not have been aware of Material Non-Public Information when doing so. In effect, a Non-Rule 10b5-1 Plan is an arrangement that complies with Rule 10b5-1 as in effect prior to February 27, 2023 but which arrangement does not satisfy all of the conditions set forth in Rule 10b5-1 as amended effective February 27, 2023 (e.g., the arrangement does not satisfy the “cooling-off” period requirement).
8.12“Open Window Period” means the period beginning when the market opens on the Trading Day that follows the first full Trading Day after the Company’s widespread public release of quarterly or year-end results of operations (e.g., if the earnings release is issued after market close on a Tuesday afternoon and the earnings call is held pre-market on Wednesday, then the window will open upon the commencement of trading on Thursday, assuming that both Wednesday and Thursday are Trading Days) and ending at the close of trading on the 14th Trading Day preceding the end of the quarterly period (e.g., if March 31st falls on a Friday, then Thursday, March 30th, assuming it is a Trading Day, is day #1 for purposes of counting the 14 Trading Day period; if March 31st falls on a Saturday or Sunday, then the preceding Friday, assuming it is a Trading Day, is day #1 for purposes of counting the 14 Trading Day period) or any other period specified by the Company’s General Counsel or the General Counsel’s designee.
8.13“Rule 10b5-1 Plan” means a trading plan with a securities broker as contemplated by Rule 10b5-1 under the Exchange Act which provides a User with an affirmative defense to insider trading by demonstrating that Material Non-Public Information was not a factor in the decision to trade in Company Securities.
8.14“SEC” means the U.S. Securities and Exchange Commission.
8.15“Section 16 Persons” means each of the Users who is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. A list of Section 16 Persons shall be maintained by the Senior Vice President, Corporate & Securities.
8.16“Securities” or “Security” means a fungible, negotiable financial instrument including but not limited to common stock, options to purchase common stock, bonds, certificates of deposit, preferred stock, convertible debentures, warrants or any derivative instrument including puts, calls, short sales, equity swaps, exchange funds, options, collars or collar arrangements, prepaid variable forward contracts or any other derivative instrument which increases or decreases in value based on the price of any such securities.
8.17“Securities Act” means the Securities Act of 1933 as amended and rules and regulations of SEC promulgated thereunder.
8.18“Senior Vice President, Corporate & Securities” means the senior attorney designated by the Company to be responsible for SEC matters in the Company’s legal group. In the absence of such person, the Company’s General Counsel or any person designated by the General Counsel may serve in this function.
8.19“Trading Day” means any day on which the New York Stock Exchange is open for trading.

9.REFERENCES
9.1 Wyndham Hotels & Resorts Business Principles
10.OWNER
The Owner of this Policy is the General Counsel.
11.QUESTIONS
Questions and concerns may be directed to the Company’s Senior Vice President, Corporate & Securities at [___].